Designated Filer:	Corre Partners Management, LLC
Issuer & Ticker Symbol	Team, Inc. (TISI)
Date of Event Requiring Statement:	March 22, 2024
Exhibit 99.1

Explanation of Responses:

(1)
Following this transaction on March 22, 2024, the securities were held directly by (i) Corre Opportunities Qualified Master Fund, LP (which held 1,003,892 shares of Common Stock), (ii) Corre Horizon Fund, LP (which held 249,942 shares of Common Stock) and (iii) Corre Horizon II Fund, LP (which held 261,003 shares of Common Stock).

(2)
Each of the Funds is a client of Corre Partners Management, LLC (the “Investment Adviser”). The Investment Adviser has been delegated investment management authority over the assets of the Funds by Corre Partners Advisors, LLC, the general partner of the Funds (the “General Partner”). Mr. John Barrett and Mr. Eric Soderlund are the co-owners and managing members of the Investment Adviser and the General Partner.

(3)
Following this transaction on March 25, 2024, the securities were held directly by (i) Corre Opportunities Qualified Master Fund, LP (which held 1,007,708 shares of Common Stock), (ii) Corre Horizon Fund, LP (which held 249,942 shares of Common Stock) and (iii) Corre Horizon II Fund, LP (which held 261,767 shares of Common Stock).

(4)
Following this transaction on March 26, 2024, the securities were held directly by (i) Corre Opportunities Qualified Master Fund, LP (which held 1,016,118 shares of Common Stock), (ii) Corre Horizon Fund, LP (which held 249,942 shares of Common Stock) and (iii) Corre Horizon II Fund, LP (which held 263,450 shares of Common Stock).